      As filed with the Securities and Exchange Commission on August 18, 2003



                                                    Registration No. 333-107490


--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------


                                 AMENDMENT NO 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                ----------------

                    GREAT AMERICAN FINANCIAL RESOURCES, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                                   06-1356481
-----------------------------------      ------------------------------------
 (State or other jurisdiction of             (IRS Employer Identification
  incorporation or organization)                         Number)

                              250 EAST FIFTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 333-5300
                           (FACSIMILE: (513) 357-3397)
  -----------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               ------------------

                             MARK F. MUETHING, ESQ.
             EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                    GREAT AMERICAN FINANCIAL RESOURCES, INC.
                              250 EAST FIFTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 333-5515
                           (FACSIMILE: (513) 357-3397)
   ---------------------------------------------------------------------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 WITH A COPY TO:
                               MARK A. WEISS, ESQ.
                       KEATING, MUETHING & KLEKAMP, P.L.L.
                              1400 PROVIDENT TOWER
                             ONE EAST FOURTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 579-6599
                            FACSIMILE: (513) 579-6956

                               -------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend and interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

















THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.
We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                                3,600,000 SHARES

                    GREAT AMERICAN FINANCIAL RESOURCES, INC.

                                  COMMON STOCK


         We are distributing at no charge to the holders of our common stock transferable subscription rights to purchase up to an aggregate of 3,600,000 shares of our common stock at a cash subscription price of $14.00 per share. You will not be entitled to receive any subscription rights unless you are a stockholder of record as of the close of business on August 22, 2003. The total purchase price of shares offered in this rights offering will be approximately $50 million.



         You will receive one right to purchase one share of our common stock for each 12 shares of common stock you own on August 22, 2003, rounded up to the next full share. Each holder of one or more shares of our common stock on August 22, 2003 will receive at least one right to purchase an additional share. We refer to this as the basic subscription privilege. There is no minimum amount of shares that you must purchase under the basic subscription privilege, but you may not purchase fractional shares. If other stockholders do not fully exercise their basic subscription privilege, you will also have the opportunity to purchase additional shares of common stock, subject to certain limitations, at the same purchase price. We refer to this as the over-subscription privilege. Carl H. Lindner, Jr., our Chairman of the Board, has agreed to act as standby purchaser in the offering, and, in addition to the basic subscription rights he will receive as a stockholder, he will purchase any and all shares not purchased by our other stockholders under the basic subscription privilege or the over-subscription privilege.


         American Financial Group, Inc., which we refer to as AFG, beneficially owns approximately 82% of our outstanding common stock and will receive rights to purchase approximately 2.9 million shares in the offering. S. Craig Lindner, our Chief Executive Officer, beneficially owns approximately 120,000 shares of our common stock (excluding shares held of record by AFG) and will receive rights to purchase approximately 10,000 shares. Each of AFG and S. Craig Lindner has committed to exercising the basic subscription privilege in full and has agreed not to exercise the over-subscription privilege.


         The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern time, on September 22, 2003, the expected expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. Subscription rights that are not exercised by the expiration date of this rights offering will expire and will have no value. You should carefully consider whether or not to exercise or sell your subscription rights before the expiration date.


         Shares of our common stock are quoted on the New York Stock Exchange under the symbol "GFR." The last sale price of our common stock on August 15, 2003 was $14.20 per share. We anticipate that the subscription rights will be traded on the New York Stock Exchange under the symbol "GFR RT."

                                     PER SHARE                 TOTAL
                              -----------------------    ------------------
Subscription Price                     $14.00               $50,400,000
Estimated Expenses                       0.07                   250,000
Net Proceeds to Us                     $13.93                50,150,000


         AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 10 OF THIS PROSPECTUS BEFORE EXERCISING OR SELLING YOUR SUBSCRIPTION RIGHTS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

                 The date of this prospectus is August __, 2003

TABLE OF CONTENTS

                                                                         PAGE
PROSPECTUS SUMMARY.................................................        4
RISK FACTORS.......................................................       10
FORWARD-LOOKING STATEMENTS.........................................       15
THE RIGHTS OFFERING................................................       15
DESCRIPTION OF CAPITAL STOCK.......................................       26
USE OF PROCEEDS....................................................       27
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES......................       27
LEGAL MATTERS......................................................       28
EXPERTS............................................................       28
WHERE YOU CAN FIND MORE INFORMATION................................       29
INSTRUCTIONS FOR USE OF SUBSCRIPTION RIGHTS CERTIFICATES             ANNEX A

         You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. In Alabama, North Dakota and Wisconsin, this offering is being made through Great American Advisors, Inc., a registered broker-dealer and wholly-owned, indirect subsidiary of Great American Financial Resources, Inc. The information in this document may only be accurate on the date of this document.

PROSPECTUS SUMMARY

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:       WHAT IS THIS RIGHTS OFFERING?


A: This rights offering is a distribution, at no charge, to holders of our common stock of one transferable subscription right to purchase one additional share of our common stock for each 12 shares of common stock owned as of August 22, 2003. We refer to August 22, 2003, as the rights offering record date. We are distributing a total of approximately 3,600,000 subscription rights exercisable at $14.00 each. The maximum gross proceeds of this rights offering will be approximately $50 million.


Q:       WHAT IS A SUBSCRIPTION RIGHT?


A: Each full subscription right is a right to purchase one share of our common stock for $14.00 and carries with it a basic subscription privilege and an over-subscription privilege.


Q:       HOW MANY SHARES MAY I PURCHASE IF I EXERCISE MY SUBSCRIPTION RIGHTS?


A: You will receive one transferable subscription right for each 12 shares of common stock that you owned on August 22, 2003, which we refer to as the rights offering record date. Each holder of one or more shares of our common stock on August 22, 2003 will receive at least one right to purchase an additional share. Each subscription right contains the basic subscription privilege and the over-subscription privilege.


Q:       WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?


A: The basic subscription privilege of each subscription right entitles you to purchase one share of our common stock at the subscription price of $14.00 per share.


Q:       WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?

A: The over-subscription privilege of each subscription right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of our common stock at the same subscription price per share on a proportionate basis if any shares are not purchased by other holders of subscription rights under their basic subscription privileges.

Q: WHAT IF THERE ARE AN INSUFFICIENT NUMBER OF SHARES TO SATISFY THE OVER-SUBSCRIPTION REQUESTS?

A: If there are an insufficient number of shares of our common stock available to fully satisfy the over-subscription requests of rights holders, subscription rights holders who exercised their over-subscription privilege will receive the available shares pro rata based on the number of shares each subscription rights holder subscribed for under the basic subscription privilege. Any excess subscription payments will be returned, without interest or deduction, promptly after the expiration of this rights offering.

Q:       WHAT DOES AFG PLAN TO DO IN THE RIGHTS OFFERING?

A: AFG, the beneficial owner of approximately 82% of our common stock, has committed to exercising its basic subscription privilege in full and will purchase approximately 2.9 million shares in the rights offering. AFG has also agreed not to exercise its over-subscription privilege.

         In addition, S. Craig Lindner, our Chief Executive Officer, the beneficial owner of approximately 120,000 shares of our common stock, has committed to exercising his basic subscription privilege in full and will purchase approximately 10,000 shares in the offering. S. Craig Lindner has also agreed not to exercise his over-subscription privilege.

Q:       WHAT WILL THE STANDBY PURCHASER PURCHASE IN THIS OFFERING?


A: Carl H. Lindner, Jr., our Chairman of the Board, has agreed, as standby purchaser, to purchase 100% of the shares that are not subscribed for in the rights offering by our stockholders at the rights offering price of $14.00 per share on a standby purchase commitment basis. If all rights are exercised under the basic subscription and over-subscription privileges, the standby purchaser will not purchase any shares in the offering except the 509 shares that he will purchase pursuant to his exercise of his basic subscription privilege as our stockholder. Mr. Lindner also serves as Chairman of the Board of AFG.


Q:       WHY ARE YOU ENGAGING IN THIS RIGHTS OFFERING?

A: Our board of directors has determined that we should raise additional capital to support our business operations. The board of directors views this rights offering as beneficial to all our stockholders because it gives each stockholder the right to purchase additional shares of our common stock based on each stockholder's current ownership percentage.

Q:       WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

A: You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, if you do not exercise your subscription privileges, the percentage of our common stock that you own will decrease, and your voting and other rights will be diluted.

Q:       CAN YOUR BOARD OF DIRECTORS CANCEL THIS RIGHTS OFFERING?

A: Yes. Our board of directors may decide to cancel this rights offering at any time prior to the expiration of the rights offering and for any reason. If we cancel this rights offering, any money received from subscribing stockholders will be refunded promptly, without interest or deduction.

Q:       WHEN WILL THIS RIGHTS OFFERING EXPIRE?


A: The subscription rights will expire, if not exercised, at 5:00 p.m., Eastern time, on September 22, 2003, unless we decide to extend this rights offering until some later time. See "The Rights
         Offering--Expiration of the Rights Offering and Extensions and Termination." The subscription agent must actually receive all required documents and payments before that time and date.


Q:       HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS?

A: You may exercise your subscription rights by properly completing and signing your subscription rights certificate. Your subscription rights certificate, together with full payment of the subscription price, must be received by the subscription agent on or prior to the expiration date of this rights offering. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under "The Rights Offering--Guaranteed Delivery Procedures."

Q: MAY I TRANSFER OR SELL MY SUBSCRIPTION RIGHTS IF I DO NOT WANT TO PURCHASE ANY SHARES?


A: Yes. The subscription rights will be evidenced by transferable subscription rights certificates. The subscription rights are transferable until the close of business on the last trading day preceding the expiration date of this rights offering. However, the subscription agent will only facilitate subdivisions or transfers of the actual subscription rights certificates until 5:00 p.m., Eastern time, on September 17, 2003, three business days prior to the rights offering expiration date. Furthermore, the subscription rights are a new issue of securities with no established trading market and we cannot assure you that a market for the subscription rights will develop, or if a market does develop, how liquid it will be. Therefore, we cannot assure you that you will be able to sell any of your subscription rights. See "The Rights Offering--Method of Transferring and Selling Subscription Rights."


Q        HOW MAY I SELL MY SUBSCRIPTION RIGHTS?

A: You may sell your subscription rights by contacting your broker or the institution through which you hold your common stock.

Q:       WILL I BE ABLE TO TRADE MY SUBSCRIPTION RIGHTS ON THE NEW YORK STOCK
         EXCHANGE?

A: Yes. We anticipate that the subscription rights will be listed for trading on the New York Stock Exchange, or NYSE, under the symbol "GFR RT" and we expect that the subscription rights may be purchased or sold until the close of business on the last trading day preceding the expiration date of this rights offering.

         Our common stock is listed on the NYSE. On August __, 2003, the last trading day before the date of this prospectus, the closing price of our common stock on the NYSE was $____ per share.

Q: WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THIS RIGHTS OFFERING OR SELL MY SUBSCRIPTION RIGHTS BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER, CUSTODIAN BANK OR OTHER NOMINEE?

A: If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to sell or exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering.

Q: WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THIS RIGHTS OFFERING OR SELL MY SUBSCRIPTION RIGHTS, BUT I AM A STOCKHOLDER WITH A FOREIGN ADDRESS OR A STOCKHOLDER WITH AN APO OR FPO ADDRESS?

A: The subscription agent will not mail subscription rights certificates to you if you are a stockholder of record as of the rights offering record date with an address outside the U.S. or with an Army

         Post Office or a Fleet Post Office address. To exercise your subscription rights, you must notify the subscription agent on or prior to 11:00 a.m., Eastern time, on September 17, 2003 and establish to the satisfaction of the subscription agent that you are permitted to exercise your subscription rights under applicable law. In addition, you must take all other steps that are necessary to exercise your subscription rights, on or prior to the date required for participation in this rights offering.


Q: WILL I BE CHARGED A SALES COMMISSION OR A FEE IF I EXERCISE MY SUBSCRIPTION RIGHTS?

A: We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, custodian bank or nominee, you will be responsible for any fees charged by your broker, custodian bank or nominee. If you sell your subscription rights, you will be responsible for any commissions, taxes or brokers fees arising from any such sale.

Q:       ARE THERE ANY CONDITIONS TO MY RIGHT TO EXERCISE MY SUBSCRIPTION
         RIGHTS?

A: Yes. This rights offering is subject to certain limited conditions. Please see "The Rights Offering--Conditions to the Rights Offering."

Q: WHAT IS THE RECOMMENDATION OF YOUR BOARD OF DIRECTORS REGARDING THIS RIGHTS OFFERING?

A: Our board of directors is not making any recommendation as to whether or not you should exercise or sell your subscription rights. You are urged to make your decision based on your own assessment of this rights offering and after considering all of the information in this prospectus, including the "Risk Factors" section of this prospectus and all of the information incorporated by reference in this prospectus. You should not view AFG's agreement to exercise its basic subscription privilege in full, S. Craig Lindner's agreement to exercise his basic subscription privilege in full or Carl H. Lindner, Jr.'s standby purchase agreement as a recommendation or other indication that the exercise or sale of your subscription rights is in your best interests.


Q:       HOW WAS THE $14.00 PER SHARE SUBSCRIPTION PRICE ESTABLISHED?


A: The subscription price was based on the trading price of our common stock at the time this offer was originally made less a small discount. The discount is designed to reflect the underwriting commission we would expect to pay if we issued shares of our common stock in a public offering utilizing the services of an investment banker.

Q:       IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?

A: The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. You should carefully consider the information under the heading "Risk Factors" and all other information included or incorporated by reference in this prospectus before deciding to exercise or sell your subscription rights.

Q:       AM I REQUIRED TO SUBSCRIBE IN THIS RIGHTS OFFERING?

A:       No.

Q: AFTER I EXERCISE MY SUBSCRIPTION RIGHTS, CAN I CHANGE MY MIND AND CANCEL MY PURCHASE?

A: No. Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights, even if the market price of our common stock is below the $14.00 per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $14.00 per share.


Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY SUBSCRIPTION RIGHTS?

A: A holder should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in this rights offering. However, you should consult with your own financial and tax advisor. See "United States Federal Income Tax Consequences."

Q: IF THIS RIGHTS OFFERING IS NOT COMPLETED, WILL MY SUBSCRIPTION PAYMENT BE REFUNDED TO ME?

A: Yes. The subscription agent will hold all funds it receives in escrow until completion of this rights offering. If this rights offering is not completed, the subscription agent will return promptly, without interest or deduction, all subscription payments.

Q:       HOW WILL THIS RIGHTS OFFERING AFFECT AFG'S OWNERSHIP OF OUR COMMON
         STOCK?

A: As of the date of this prospectus, AFG beneficially owns approximately 82% of our common stock. AFG has indicated that it will exercise its basic subscription privilege in full but will not exercise its over-subscription privilege. Because the standby purchaser will purchase all shares not subscribed for in the rights offering, AFG will continue to own approximately 82% of our common stock after the rights offering.

Q: IF I EXERCISE MY SUBSCRIPTION RIGHTS, WHEN WILL I RECEIVE SHARES OF COMMON STOCK PURCHASED IN THIS RIGHTS OFFERING?

A: We will deliver to the recordholders who purchase shares in this rights offering certificates representing the shares of our common stock purchased as soon as practicable after the expiration date of this rights offering and after all pro rata allocations and adjustments have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., Eastern time, on the third business day after the expiration date of this rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under "The Rights Offering--Guaranteed Delivery Procedures."

Q:       WHO IS THE SUBSCRIPTION AGENT FOR THIS RIGHTS OFFERING?

A: The subscription agent is Securities Transfer Company. The address for delivery to the subscription agent is as follows:

         By mail, hand delivery or overnight courier to:

         Securities Transfer Company
         One East Fourth Street
         12th Floor
         Cincinnati, Ohio  45202

         Your delivery to an address or other than by the methods set forth above will not constitute valid delivery. You may call the subscription agent at (800) 368-3417.

Q:       WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS?

A: If you have questions or need assistance, please contact Securities Transfer Company, the subscription agent for this rights offering, at the telephone number set forth above. For a more complete description of this rights offering, see "The Rights Offering" section included elsewhere in this prospectus.

                                  RISK FACTORS

         An investment in our common stock involves risks. You should carefully consider the following factors and all of the information contained elsewhere in this prospectus and in the documents incorporated by reference herein before deciding to exercise or sell your subscription rights.

                          RISKS RELATED TO THE COMPANY

AS A HOLDING COMPANY, WE ARE DEPENDENT ON THE RESULTS OF OPERATIONS OF OUR INSURANCE COMPANY SUBSIDIARIES TO MEET OUR OBLIGATIONS AND PAY FUTURE DIVIDENDS.

         We are a holding company and a legal entity separate and distinct from our insurance company subsidiaries. As a holding company without significant operations of our own, our principal sources of funds are dividends and other distributions from our insurance company subsidiaries. State insurance laws limit the ability of our insurance companies to pay dividends and require our insurance companies to maintain specified levels of statutory capital and surplus. Some states require that we give notice to the relevant state insurance commissioner prior to our insurance subsidiaries declaring any dividends and distributions payable to us. During the notice period, the state insurance commissioner may disallow all or part of the proposed dividend if it determines that the insurer's surplus as regards policyholders is not reasonable in relation to the insurer's liabilities and adequate to its financial needs. In addition, for competitive reasons, our insurance companies need to maintain financial strength ratings which requires us to sustain capital levels in those subsidiaries. These restrictions affect the ability of our insurance company subsidiaries to pay dividends and use their capital in other ways. Our rights to participate in any distribution of assets of our insurance company subsidiaries are subject to prior claims of policyholders and creditors (except to the extent that our rights, if any, as a creditor are recognized). Consequently, our ability to pay debts, expenses and cash dividends to our stockholders may be limited.

WE ARE SUBJECT TO COMPREHENSIVE REGULATION, AND OUR ABILITY TO EARN PROFITS MAY BE RESTRICTED BY THESE REGULATIONS.

         We are subject to comprehensive regulation by government agencies in the states where our insurance company subsidiaries are domiciled and where these subsidiaries issue policies and handle claims, and we must obtain prior approval for certain corporate actions. We must comply with regulations involving:

         -        the payment of dividends;

         - the acquisition or disposition of an insurance company or of any company controlling an insurance company;

         -        approval or filing of premium rates and policy forms;

         - minimum amounts of capital and surplus that must be maintained;

         -        limitations on types and amounts of investments;

         -        limitation of the right to cancel or non-renew policies;

         - regulation of the right to withdraw from markets or terminate involvement with agencies;

         -        licensing of insurers and agents;

         -        reporting with respect to financial condition; and

         - transactions between an insurance company and any of its affiliates.

         In addition, state insurance department examiners perform periodic financial and market conduct examinations of insurance companies. Such regulation is generally intended for the protection of policyholders rather than securityholders.

         There can be no assurance that existing insurance-related laws and regulations will not become more restrictive in the future or that new restrictive laws will not be enacted and, therefore, it is not possible to predict the potential effects of these laws and regulations on us.

INTENSE COMPETITION COULD ADVERSELY AFFECT OUR PROFITABILITY.

         We face significant competition from major U.S. and non-U.S. reinsurers, many of which are well established and have substantially greater financial, marketing, and management resources than we do. Our insurance companies compete with other insurers and financial institutions based on many factors, including ratings, financial strength, reputation, service to policyholders and agents, product design (including interest rates credited and premium rates charged) and commissions. No single insurer dominates the markets in which we compete. Competitors include individual insurers and insurance groups, mutual funds and other financial institutions. Our insurance companies also compete for retirement savings with a variety of financial institutions offering a full range of financial services. Financial institutions have demonstrated a growing interest in marketing investment and savings products other than traditional deposit accounts.

OUR FAILURE TO MAINTAIN A COMMERCIALLY ACCEPTABLE FINANCIAL STRENGTH RATING WOULD SIGNIFICANTLY AND NEGATIVELY AFFECT OUR ABILITY TO COMPETE SUCCESSFULLY.

         Financial strength ratings are an important factor in establishing the competitive position of insurance companies and may be expected to have an effect on an insurance company's sales. A.M. Best has currently assigned our insurance companies ratings of "A (Excellent)" and "A- (Excellent)." According to A.M. Best, "A" and "A-" ratings are assigned to insurers which have, on balance, excellent balance sheet strength, operating performance and business profile when compared to the standards established by A.M. Best and, in A.M. Best's opinion, have a strong ability to meet their ongoing obligations to policyholders. A.M. Best bases its ratings on factors that concern policyholders and not upon factors concerning investor protection. Such ratings are subject to change and are not recommendations to buy, sell or hold securities. There can be no assurance that our rating or future changes to our rating will not affect our competitive position.

ADVERSE SECURITIES MARKET CONDITIONS CAN HAVE SIGNIFICANT AND NEGATIVE EFFECTS ON OUR INVESTMENT PORTFOLIO.

         Our results of operations depend in part on the performance of our invested assets. As of June 30, 2003, 92% of our investment portfolio was invested in fixed maturity securities and 1% in equity securities. Certain risks are inherent in connection with fixed maturity securities including loss upon default and price volatility in reaction to changes in interest rates and general market factors. An increase in interest rates lowers prices on fixed maturity securities, and any sales we make during a period of increasing interest rates may result in losses. If interest rates decrease, investment income earned from future investments in fixed maturity securities will decrease if interest rates decrease.

WE COULD BE FORCED TO SELL INVESTMENTS AT A LOSS TO COVER POLICYHOLDER WITHDRAWALS.

         Some of our products allow policyholders to withdraw their funds under certain circumstances. We seek to manage our investment portfolio so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands. Unanticipated withdrawal or surrender activity may, under some circumstances, require us to dispose of assets on unfavorable terms, which could have an adverse affect on our business.

CHANGES IN UNITED STATES TAX LAWS OR AN EXTENDED ECONOMIC SLUMP COULD NEGATIVELY AFFECT THE MARKET FOR OUR PRODUCTS.

         The market for annuities and many life insurance products in the United States is based in part on the favorable tax treatment such products receive relative to certain other investment alternatives. Any material change in such tax treatment would have an adverse affect on the market for such products. In addition, many life insurance products are used to reduce federal estate tax obligations. The United States Congress has recently adopted legislation that eliminates federal estate tax over a ten-year period. Under this legislation, the demand for life insurance products could be reduced, which, in turn could adversely affect our business.

         A prolonged general economic downturn or a prolonged downturn in the equity and other capital markets could adversely affect the market for many annuity and life insurance products. Adverse developments in the market for annuities or life insurance would have an adverse affect on our business.

WE RELY UPON INDEPENDENT AGENTS TO WRITE OUR INSURANCE POLICIES, AND IF WE ARE NOT ABLE TO ATTRACT AND RETAIN INDEPENDENT AGENTS, OUR REVENUES COULD BE NEGATIVELY AFFECTED.

         Our reliance on the independent agency market makes us vulnerable to a reduction in the amount of business written by agents. Many of our competitors, like us, rely significantly on the independent agency market. Accordingly, we must compete with other insurance carriers for independent agents' business. Some of our competitors offer a larger variety of products, lower price for insurance coverage or higher commissions. While we believe that the products, pricing, commissions and services we offer are competitive, if we were not able to continue to attract and retain independent agents to sell our products, our business could be negatively affected.


CERTAIN SHAREHOLDERS EXERCISE SUBSTANTIAL CONTROL OVER OUR AFFAIRS.


         As the beneficial owner of approximately 82% of the our common stock, AFG controls us and has the ability to approve any corporate action requiring stockholder approval, including the election of our entire board of directors, amendments to our Certificate of Incorporation and extraordinary corporate transactions such as mergers, consolidations and sale of all or substantially all of our assets. Accordingly, AFG controls our policy decisions.

THE PRICE OF OUR RIGHTS AND COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY MAKE IT DIFFICULT FOR YOU TO RESELL THE RIGHTS OR COMMON STOCK ISSUABLE UPON EXERCISE OF THE RIGHTS, WHEN YOU WANT OR AT A PRICE YOU FIND ATTRACTIVE.

         The price of our common stock as listed on the New York Stock Exchange constantly changes. We expect that market price of our common stock will continue to fluctuate. Because the rights are exercisable into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the rights. Holders who have received common stock upon exercise will also be subject to the risk of volatility and depressed prices.

         Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

         - actual or anticipated variations in our quarterly operating results;

         - actual or anticipated changes in the dividends we pay on our common stock;

         -        recommendations by securities analysts;

         - significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

         - operating and stock price performance of other companies that investors deem comparable to us;

         - news reports relating to trends, concerns and other issues in our industry; and

         - geopolitical conditions such as acts or threats of terrorism or military conflicts.

                      RISKS RELATED TO THE RIGHTS OFFERING

STOCKHOLDERS WHO DO NOT FULLY EXERCISE THEIR SUBSCRIPTION RIGHTS WILL HAVE THEIR INTERESTS DILUTED BY AFG, THOSE OTHER STOCKHOLDERS WHO DO EXERCISE THEIR SUBSCRIPTION RIGHTS AND POSSIBLY THE STANDBY PURCHASER.


         If you choose not to exercise your basic subscription right in full, your relative ownership interest in us will be diluted. This rights offering will result in our issuance of approximately 3,600,000 shares of our common stock. If no subscription rights holders other than AFG exercise their subscription rights in this rights offering, we will issue approximately 2.9 million shares to AFG, which will keep its percentage ownership of our common stock at 82%, and 700,000 shares to the standby purchaser, who will increase his direct ownership percentage to 1.6%. Subscription rights holders who do not exercise or sell their subscription rights will lose any value in their subscription rights.


THE SUBSCRIPTION PRICE DETERMINED FOR THIS RIGHTS OFFERING MAY NOT BE AN INDICATION OF OUR VALUE.

         While the subscription price was based on the market price at the commencement of this rights offering, this may not necessarily be indicative of its true value. We did not utilize the services of an investment banker or other type of appraiser in establishing the subscription price. You should not consider the subscription price as an indication of the value of our common stock. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

YOU MAY NOT REVOKE YOUR SUBSCRIPTION EXERCISE AND COULD BE COMMITTED TO BUYING SHARES ABOVE THE PREVAILING MARKET PRICE.

         Once you exercise your subscription rights, you may not revoke the exercise. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Our common stock is traded on the NYSE under the symbol "GFR" and the last reported sales price of our common stock on the NYSE on August __, 2003 was $____ per share.

Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.

IF WE CANCEL THIS RIGHTS OFFERING, NEITHER WE NOR THE SUBSCRIPTION AGENT WILL HAVE ANY OBLIGATION TO YOU EXCEPT TO RETURN YOUR SUBSCRIPTION PAYMENTS.

         If we elect to withdraw or terminate this rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or deduction, any subscription payments we or the subscription agent received from you.

IF YOU DO NOT ACT PROMPTLY AND FOLLOW SUBSCRIPTION INSTRUCTIONS, YOUR EXERCISE OF SUBSCRIPTION RIGHTS MAY BE REJECTED.

         Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date of this rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration date. We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date of this rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

NO PRIOR MARKET EXISTS FOR THE SUBSCRIPTION RIGHTS.

         The subscription rights are a new issue of securities with no established trading market and we cannot assure you that a market for the subscription rights will develop or, if a market does develop, as to how liquid it will be. The subscription rights are transferable until the close of business on the last trading day prior to the expiration date of this rights offering, at which time they will cease to have any value. If you wish to sell your subscription rights or the subscription agent tries to sell subscription rights on your behalf in accordance with the procedures discussed in this prospectus but such rights cannot be sold, and either you subsequently provide the subscription agent with instructions to exercise the subscription rights and your instructions are not timely received by the subscription agent or you do not provide any instructions to exercise your subscription rights, then the subscription rights will expire and will have no further value.

IF YOU MAKE PAYMENT OF THE SUBSCRIPTION PRICE BY PERSONAL CHECK, YOUR CHECK MAY NOT HAVE CLEARED IN SUFFICIENT TIME TO ENABLE YOU TO PURCHASE SHARES IN THIS RIGHTS OFFERING.

         Any personal check used to pay for shares to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by personal check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you attempted to purchase and you will lose the value of your subscription rights.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents "incorporated by reference" contain forward looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes", "could", "expects", "may", "will", "should", "seeks", "intends", "plans", "estimates", "anticipates" or the negative version of those words or other comparable terminology. Examples of such forward-looking statements relate to: expectations concerning market and other conditions and their effect on future premiums, revenues, earning and investment activities; recoverability of asset values; the adequacy of reserves for environmental pollution and expected expense savings resulting from recent initiatives.

         Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including:

         - changes in economic conditions, including interest rates, performance of securities markets, and the availability of capital;

         -        trends in mortality and morbidity;

         -        regulatory actions;

         -        changes in legal environment;

         -        tax law changes;

         - availability of reinsurance and ability of reinsurers to pay their obligations;

         -        competitive pressures; and

         -        changes in debt and claims paying ratings.

         Forward-looking statements speak only as of the date made. We do not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

                               THE RIGHTS OFFERING

         This section should be read in conjunction with "Instructions as to Use of Rights Certificates" attached to this prospectus as Annex A.

REASONS FOR THE RIGHTS OFFERING

         Our board of directors has determined that we should raise additional capital to support our business operations. The board of directors views this rights offering as beneficial to all our stockholders because it gives each stockholder the right to purchase additional shares of our common stock based on each stockholder's current ownership percentage.

THE RIGHTS


         We will distribute to each holder of our common stock who is a record holder of our common stock on the rights offering record date, which is 5:00 p.m., Eastern time, on August 22, 2003, at no charge, one transferable subscription right for each 12 shares of common stock owned, for a total of approximately 3,600,000 subscription rights. The subscription rights will be evidenced by transferable subscription rights certificates. Each subscription right will allow you to purchase one share of our common stock at a price of $14.00. If you elect to exercise your basic subscription privilege in full, you may also subscribe, at the subscription price, for additional shares of our common stock under your over-subscription privilege to the extent that other rights holders do not exercise their basic subscription privileges in full. If a sufficient number of shares of our common stock is unavailable to fully satisfy the over-subscription privilege requests, the available shares of common stock will be sold pro rata among subscription rights holders who exercised their over-subscription privilege based on the number of shares each subscription rights holder subscribed for under the basic subscription privilege. AFG has committed to exercising its basic subscription privilege in full but has agreed not to exercise its over-subscription privilege in order to enhance the over-subscription privileges of our other common stockholders. In addition, S. Craig Lindner, our Chief Executive Officer, the beneficially owner of approximately 120,000 shares of our common stock, has committed to exercising his basic subscription privilege in full and will purchase approximately 10,000 shares in the offering but has also agreed not to exercise his over-subscription privilege. We have not engaged an underwriter in connection with this rights offering.


NO FRACTIONAL RIGHTS

         We will not issue fractional subscription rights or cash in lieu of fractional subscription rights. Fractional subscription rights will be rounded up to the nearest whole number so that all stockholders will receive at least one right.


         You may request that the subscription agent divide your subscription rights certificate into transferable parts, for instance, if you are the record holder for a number of beneficial holders of our common stock. However, the subscription agent will not divide your subscription rights certificate so that you would receive any fractional subscription rights. The subscription agent will only facilitate subdivisions or transfers of subscription rights certificates until 5:00 p.m., Eastern time, on September 17, 2003, three business days prior to the expiration date.


EXPIRATION OF THE RIGHTS OFFERING AND EXTENSIONS, AMENDMENTS AND TERMINATION


         You may exercise your subscription rights at any time before 5:00 p.m., Eastern time, on September 22, 2003, the expiration date for this rights offering. We may, in our sole discretion, extend the time for exercising the subscription rights. If the commencement of this rights offering is delayed for a period of time, the expiration date of this rights offering will be similarly extended.


         We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in this rights offering. We may extend the expiration date of this rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern time, on the next business day after the most recently announced expiration date.

         We reserve the right, in our sole discretion, to amend or modify the terms of this rights offering.

         If you do not exercise your subscription rights before the expiration date of this rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after this rights offering expires, regardless of when you transmitted the documents, except if you have timely transmitted the documents under the guaranteed delivery procedures described below.

SUBSCRIPTION PRIVILEGES

         Your subscription rights entitle you to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege


         With your basic subscription privilege, you may purchase one share of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $14.00 per share. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege. We will deliver to the recordholders who purchase shares in this rights offering certificates representing the shares purchased with a holder's basic subscription privilege as soon as practicable after this rights offering has expired.


Over-Subscription Privilege


         In addition to your basic subscription privilege, you may subscribe for additional shares of our common stock, upon delivery of the required documents and payment of the subscription price of $14.00 per share, before the expiration of this rights offering. You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full and other holders of subscription rights (except AFG and S. Craig Lindner, which have committed to exercising its basic subscription rights in full) do not exercise their basic subscription privileges in full.


Pro Rata Allocation

         If there are not enough shares of our common stock to satisfy all subscriptions made under the over-subscription privilege, we will allocate the remaining shares of our common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. "Pro rata" means in proportion to the number of shares of our common stock that you and the other subscription rights holders have purchased by exercising your basic subscription privileges. If there is a pro rata allocation of the remaining shares of our common stock and you receive an allocation of a greater number of shares than you subscribed for under your over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privileges.

Full Exercise of Basic Subscription Privilege

         You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege.

         When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

Return of Excess Payment

         If you exercised your over-subscription privilege and are allocated less than all of the shares of our common stock for which you subscribed, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering. We will deliver to the recordholders who purchase shares in this rights offering certificates representing the shares of our common stock that you purchased as soon as practicable after the expiration date of this rights offering and after all pro rata allocations and adjustments have been completed.

STANDBY PURCHASE COMMITMENT


         Carl H. Lindner, Jr., our Chairman of the Board, has agreed to act as standby purchaser in the offering, and, in addition to the 509 basic subscription rights he will receive as a holder of 6,100 shares of our common stock, he will purchase any and all shares not purchased by our other stockholders under the basic subscription privilege or the over-subscription privilege.


CONDITIONS TO THIS RIGHTS OFFERING

         We may terminate this rights offering, in whole or in part, if at any time before completion of this rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our board of directors would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering. We may waive any of these conditions and choose to proceed with this rights offering even if one or more of these events occur. If we terminate this rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. See also "--Cancellation Rights."

METHOD OF SUBSCRIPTION--EXERCISE OF RIGHTS


         You may exercise your subscription rights by delivering the following to the subscription agent, at or prior to 5:00 p.m., Eastern time, on September 22, 2003, the expiration date of this rights offering:


         - Your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

         - Your full subscription price payment for each share subscribed for under your subscription privileges.

         If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf prior to 5:00 p.m. Eastern time on September 22, 2003, the expiration date of this rights offering.

         Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m., Eastern time, on September 22, 2003, the expiration date of this rights offering.


METHOD OF PAYMENT

         Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock for which you are subscribing by either:

         - check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent; or

         - wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at The Provident Bank, ABA No. 042000424, Account No. 0267-577.

RECEIPT OF PAYMENT

         Your payment will be considered received by the subscription agent only upon:

         -        Clearance of any uncertified check;

         - Receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

         - Receipt of collected funds in the subscription account designated above.

CLEARANCE OF UNCERTIFIED CHECKS

         If you are paying by uncertified personal check, please note that uncertified checks may take at least five (5) business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time this rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration date. We urge you to consider using a certified or cashier's check, money order or wire transfer of funds to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

DELIVERY OF SUBSCRIPTION MATERIALS AND PAYMENT

         You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the subscription agent by one of the methods described below:

                By mail, hand delivery or overnight courier to:

                           Securities Transfer Company
                             One East Fourth Street
                                   12th Floor
                             Cincinnati, Ohio 45202

         You may call the subscription agent at (800) 368-3417.

         Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

CALCULATION OF SUBSCRIPTION RIGHTS EXERCISED

         If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of shares of our common stock with your over-payment. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering.

EXERCISING A PORTION OF YOUR SUBSCRIPTION RIGHTS


         If you subscribe for fewer than all of the shares of our common stock represented by your subscription rights certificate, you may request from the subscription agent a new subscription rights certificate representing your unused subscription rights and then attempt to sell your unused subscription rights. See "--Method of Transferring and Selling Subscription Rights." Alternatively, you may transfer a portion of your subscription rights and request from the subscription agent a new subscription rights certificate representing the rights you did not transfer. HOWEVER, THE SUBSCRIPTION AGENT WILL ONLY FACILITATE SUBDIVISIONS OR TRANSFERS OF SUBSCRIPTION RIGHTS CERTIFICATES UNTIL 5:00 P.M., EASTERN TIME, ON SEPTEMBER 17, 2003, THREE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE. All subscription rights must be exercised prior to the expiration date of this rights offering, or else your subscription rights will be null and void. We will not issue any subscription rights certificates for unexercised subscription rights after the rights offering expiration date.


YOUR FUNDS WILL BE HELD BY THE SUBSCRIPTION AGENT UNTIL SHARES OF OUR COMMON STOCK ARE ISSUED

         The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares of our common stock to you upon consummation of the rights offering.

MEDALLION GUARANTEE MAY BE REQUIRED

         Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the U.S., subject to standards and procedures adopted by the subscription agent, unless:

         - Your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

         -        You are an eligible institution.

NOTICE TO BENEFICIAL HOLDERS

         If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on August 22, 2003, the rights offering record date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to find out their intentions with respect to exercising or selling their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

BENEFICIAL OWNERS

         If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise or sell your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

INSTRUCTIONS FOR COMPLETING YOUR SUBSCRIPTION RIGHTS CERTIFICATE

         You should read and follow the instructions accompanying the subscription rights certificates carefully.

         You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this rights offering expires. Because uncertified personal checks may take at least five (5) business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier's check, money order or wire transfer of funds.

DETERMINATIONS REGARDING THE EXERCISE OR SALE OF YOUR SUBSCRIPTION RIGHTS

         We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise or sale of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

REGULATORY LIMITATION

         We will not be required to issue to you shares of our common stock pursuant to this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time this rights offering expires, you have not obtained such clearance or approval.

GUARANTEED DELIVERY PROCEDURES

         If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent on or before the time this rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

         - Deliver to the subscription agent on or prior to the rights offering expiration date your subscription price payment in full for each share you subscribed for under your subscription privileges in the manner set forth above in "--Method of Payment";

         - Deliver to the subscription agent on or prior to the expiration date the form entitled "Notice of Guaranteed Delivery," substantially in the form provided with the "Instructions as to Use of Great American Financial Resources, Inc. Subscription Rights Certificates" distributed with your subscription rights certificates; and

         - Deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three (3) New York Stock Exchange trading days following the date of your Notice of Guaranteed Delivery.

         Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of Great American Financial Resources, Inc. Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions that are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

         In your Notice of Guaranteed Delivery, you must state:

         -        Your name;

         - The number of subscription rights represented by your subscription rights certificates, the number of shares of our common stock for which you are subscribing under your basic subscription privilege and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and

         - Your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

         You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address set forth above under "--Delivery of Subscription Materials and Payment." You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission (Telecopy No.: (513) 287-8270). To confirm facsimile deliveries, you may call (800) 368-3417.

         The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call Securities Transfer Company at (800) 368-3417 to request any copies of the form of Notice of Guaranteed Delivery.

QUESTIONS ABOUT EXERCISING OR SELLING SUBSCRIPTION RIGHTS

         If you have any questions or require assistance regarding the method of exercising or selling your subscription rights or requests for additional copies of this prospectus, the Instructions as to the Use of Great American Financial Resources, Inc. Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact the subscription agent at the address and telephone number set forth above under "Prospectus Summary--Questions and Answers About the Rights Offering" included elsewhere in this prospectus.

SUBSCRIPTION AGENT

         We have appointed Securities Transfer Company to act as subscription agent. We will pay all fees and expenses of the subscription agent related to this rights offering and have also agreed to indemnify the subscription agent from liabilities that they may incur in connection with this rights offering.

NO REVOCATION

         Once you have exercised your subscription privileges, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of this rights offering will expire and will have no value.

PROCEDURES FOR DTC PARTICIPANTS

         We expect that the exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of the Depository Trust Company. If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share of our common stock that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

SUBSCRIPTION PRICE


         The subscription price is $14.00 per share. For more information with respect to how the subscription price was determined, see "Prospectus Summary--Questions and Answers About the Rights Offering" included elsewhere in this prospectus.


FOREIGN AND OTHER STOCKHOLDERS


         We will not mail subscription rights certificates to stockholders on the record date, or to subsequent transferees, whose addresses are outside the U.S. Instead, we will have the subscription agent hold the subscription rights certificates for those holders' accounts. As of the record date, these persons held approximately 850 shares of our common stock. To exercise their subscription rights, foreign holders must notify the subscription agent before 11:00 a.m., Eastern time, on September 17, 2003, three business days prior to the expiration date, and must establish to the satisfaction of the subscription agent that it is permitted to exercise its subscription rights under applicable law.


METHODS FOR TRANSFERRING AND SELLING SUBSCRIPTION RIGHTS

         We anticipate that the subscription rights will be traded on the NYSE under the symbol "GFR RT." We expect that subscription rights may be purchased or sold until the close of business on the last trading day preceding the expiration date. You may sell your subscription rights by contacting your broker or the institution through which you hold your securities. However, there has been no prior public market for the subscription rights, and we cannot assure you that a trading market for the subscription rights will develop or, if a market develops, that the market will remain available throughout the subscription period. We also cannot assure you of the price at which the subscription rights will trade, if at all. If you do not exercise or sell your subscription rights you will lose any value inherent in the subscription rights. See "--General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights" below.

Transfer of Subscription Rights

         You may transfer subscription rights in whole by endorsing the subscription rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your subscription rights certificate. If you wish to transfer only a portion of the subscription rights, you should deliver your properly endorsed subscription rights certificate to the subscription agent. With your subscription rights certificate, you should include instructions to register such portion of the subscription rights evidenced thereby in the name of the transferee (and to issue a new subscription rights certificate to the transferee evidencing such transferred subscription rights). You may only transfer whole subscription rights and not fractions of a subscription right. If there is sufficient time before the expiration of this rights offering, the subscription agent will send you a new subscription rights certificate evidencing the balance of your subscription rights that you did not transfer to the transferee. You may also instruct the subscription agent to send the subscription rights certificate to one or more additional transferees. If you wish to sell your remaining subscription rights, you may request that the subscription agent send you certificates representing your remaining (whole) subscription rights so that you may sell them through your broker or dealer.

         If you wish to transfer all or a portion of your subscription rights, you should allow a sufficient amount of time prior to the time the subscription rights expire for the subscription agent to:

         -        receive and process your transfer instructions; and

         - issue and transmit a new subscription rights certificate to your transferee or transferees with respect to transferred subscription rights, and to you with respect to any subscription rights you retained.

         If you wish to transfer your subscription rights to any person other than a bank or broker, the signatures on your subscription rights certificate must be guaranteed by an eligible institution.

General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights

         The amount of time needed by your transferee to exercise or sell its subscription rights depends upon the method by which you, as the transferor, delivers the subscription rights certificates, the method of payment made by your transferee and the number of transactions that the holder instructs the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the subscription rights that you transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of subscription rights if subscription rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration time.

         You will receive a new subscription rights certificate upon a partial exercise, transfer or sale of subscription rights only if the subscription agent receives your properly endorsed subscription rights certificate no later than 5:00 p.m., Eastern time, three business days before the expiration date. The subscription agent will not issue a new subscription rights certificate if your subscription rights certificate is received after that time and date. If your instructions and subscription rights certificate are received by the subscription agent after that time and date, you will not receive a new subscription rights certificate and therefore will not be able to sell or exercise your remaining subscription rights.

         You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your subscription rights, except that we will pay any fees of the subscription agent associated with this rights offering. Any amounts you owe will be deducted from your account.

         If you do not exercise or sell your subscription rights before the expiration date, your subscription rights will expire without value and will no longer be exercisable.

CANCELLATION RIGHTS

         Our board of directors may cancel this rights offering, in whole or in part, in its sole discretion at any time prior to the time this rights offering expires for any reason (including a change in the market price of our common stock). If we cancel this rights offering, any funds you paid to the subscription agent will be promptly refunded, without interest or deduction.

NO BOARD RECOMMENDATION

         An investment in shares of our common stock must be made according to each investor's evaluation of its own best interests and after considering all of the information in this prospectus, including the "Risk Factors" section of this prospectus and all of the information incorporated by reference in this prospectus. Our board of directors makes no recommendation to subscription rights holders regarding whether they should exercise or sell their subscription rights. You should not view AFG's or S. Craig Lindner's commitment to exercise the basic subscription privilege in full as a recommendation that the exercise of your subscription rights is in your best interests.

EFFECTS OF RIGHTS OFFERING ON STOCK PLAN AND OTHER PLANS

         As of June 30, 2003, there were outstanding options to purchase 3,427,461 shares of our common stock issued or committed to be issued pursuant to stock options granted by us and our affiliates. None of the outstanding options have antidilution or other provisions of adjustment that will be triggered by this rights offering. Each outstanding and unexercised option will remain unchanged and will be exercisable, subject to vesting, if any, for the same number of shares of our common stock and at the same exercise price as before this rights offering.

OTHER MATTERS

         We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of this rights offering in those states or other jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. We may decline to make modifications to the terms of this rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in this rights offering.

                        DESCRIPTION OF OUR CAPITAL STOCK

GENERAL


         Under our Certificate of Incorporation, the total number of shares of common stock that we may issue is 100,000,000, of which 42,615,616 shares were issued and outstanding as of August 22, 2003, the record date for this offering. We also have 25,000,000 shares of preferred stock authorized, none of which are issued and outstanding. Based on the number of shares of our common stock outstanding at the record date, a maximum of approximately 3,551,000 shares of our common stock could be subscribed for by our stockholders in connection with the rights offering. The terms and conditions of our capital stock are governed by the laws of Delaware as well as by our Certificate of Incorporation and Bylaws.


COMMON STOCK

         The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, and the holders of such shares will possess all voting power, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock. Stockholders do not have the right to cumulate their votes for the election of directors.

         Subject to any preferential rights of any outstanding series of preferred stock that may be designated by our board of directors, the holders of our common stock will be entitled to such dividends as may be declared from time to time by our board of directors from funds available therefore, and upon liquidation will be entitled to receive pro rata all of our assets available for distribution to such holders.

         The vote of a majority of the outstanding shares of our common stock is generally required to amend the Certificate of Incorporation and to approve certain mergers, reorganizations and similar transactions.

PREFERRED STOCK

         We have no preferred stock currently outstanding. Our board of directors is authorized to provide for the issuance of up to 25,000,000 shares of preferred stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by the board of directors providing for the issuance of such series and as are permitted by the Delaware General Corporation Law.

NO PREEMPTIVE RIGHTS

         No holder of any of our stock has any preemptive right to subscribe to any securities of the Company of any kind or class.

TRANSFER AGENT AND REGISTRAR

         We act as transfer agent and registrar for our common stock.

                                 USE OF PROCEEDS

         We estimate that the net proceeds from the rights offering will be approximately $50 million after deducting estimated fees and expenses for the offering. We will use the proceeds to provide capital to support our operations and for other corporate purposes. We intend to use approximately $35,000,000 of the proceeds to pay down existing obligations under our unsecured credit agreement. Borrowings bear interest at floating rates based on prime or Eurodollar rates and mature on December 31, 2004. At June 30, 2003, the weighted-average interest rate on amounts borrowed under the credit line was 2.1%.

                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a general summary of the principal federal income tax considerations relevant to holders of common stock upon the issuance of rights to such holders and upon the exercise or disposition of the rights. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons and does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders of preferred stock or warrants, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

         We have not sought, and will not seek, a ruling from the Internal Revenue Service regarding the federal income tax consequences of this rights offering or the related share issuance. The following discussion does not address the tax consequences of this rights offering or the related share issuance under foreign, state, or local tax laws.

         ACCORDINGLY, EACH HOLDER OF COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THIS RIGHTS OFFERING OR THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

         For U.S. federal income tax purposes, neither the receipt nor the exercise of the subscription rights will result in taxable income to you. Moreover, you will not realize a loss if you do not exercise the subscription rights. The holding period for a share acquired upon exercise of a subscription right begins with the date of exercise. The basis for determining gain or loss upon the sale of a share acquired upon the exercise of a subscription right will be equal to the sum of:

         -        the subscription price per share;

         - any servicing fee charged to you by your broker, bank or trust company; and

         - the basis, if any, in the subscription rights that you exercised.

         A gain or loss recognized upon a sale of a share acquired upon the exercise of a subscription right will be a capital gain or loss assuming the share is held as a capital asset at the time of sale. This gain or loss will be a long-term capital gain or loss if the share has been held at the time of sale for more than one year.

         As noted above, your basis in a share issued under the subscription rights offer includes your basis in the subscription rights underlying that share. If the aggregate fair market value of the subscription rights at the time they are distributed is less than 15% of the aggregate fair market value of our common stock at such time, the basis of the subscription rights issued to you will be zero unless you elect to allocate a portion of your basis of previously owned common stock to the subscription rights issued to you in this rights offering. If the aggregate fair market value of the subscription rights at the time they are distributed is 15% or more of the aggregate fair market value of our common stock at such time, or if you elect to allocate a portion of your basis of previously owned common stock to the subscription rights issued to you in this offering, then your basis in previously owned common stock will be allocated between such common stock and the subscription rights based upon the relative fair market value of such common stock and the subscription rights as of the date of the distribution of the subscription rights. Thus, if such an allocation is made and the rights are later exercised, the basis in the common stock you originally owned will be reduced by an amount equal to the basis allocated to the subscription rights. An election must be made in a statement attached to your federal income tax return for the year in which the subscription rights are distributed. If the subscription rights expire without exercise, you will realize no loss and no portion of your basis in the common stock will be allocated to the unexercised subscription rights.

         If you sell, exchange or otherwise dispose of subscription rights received in the rights offering prior to the expiration date, you will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received, and (ii) your tax basis (if any) in the subscription rights disposed of. Any such capital gain or loss will be long-term capital gain or loss if your holding period for the subscription rights exceeds one year at the time of disposition. Your holding period for the subscription rights received in the rights offering will include your holding period for the common stock with respect to which the rights were received.

                                  LEGAL MATTERS

         The validity and binding effect of the subscription rights and the validity of the shares of common stock offered pursuant to this rights offering will be passed upon for us by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our common stock is listed on the New York Stock Exchange, and you may also inspect any document at its offices located at 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" the information we file with the SEC. This means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede information which we have previously incorporated by reference until we sell all of the securities described in this prospectus. The following documents are incorporated by reference in this prospectus:

         -        Annual Report on Form 10-K for the year ended December 31,
                  2002;


         - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;


         - The description of the our common stock contained in the Registration Statement on Form 10 filed with the SEC under the Securities Exchange Act of 1934 dated May 22, 1987.

         All documents that we file under Section 13(a), 13(e), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of the documents. We will deliver to all participants copies of all reports and other communications distributed to stockholders.

         We will provide you with a copy of any of these documents we are incorporating by reference at no cost, by writing or telephoning us at the address or telephone number provided below. Requests should be made to Mark F. Muething, Executive Vice President, General Counsel and Secretary, Great American Financial Resources, Inc., 250 East Fifth Street, Cincinnati, Ohio 45202, telephone (513) 333-5515.

                                     ANNEX A

                    GREAT AMERICAN FINANCIAL RESOURCES, INC.

                  INSTRUCTIONS AS TO USE OF RIGHTS CERTIFICATES

           If You Have Any Questions After Reading These Instructions, Please Consult The Subscription Agent, Or Your Bank Or Broker


     The following instructions relate to the rights offering (the "Offering") by Great American Financial Resources, Inc., a Delaware corporation (the "Company"), to the holders of its common stock, $1.00 par value per share (the "Common Stock"), as described in the Company's Prospectus dated August __, 2003 (the "Prospectus"). Holders of record (the "Record Date Holders") of Common Stock at the close of business on August 22, 2003 (the "Record Date") are receiving one transferable subscription right (a "Right") for each 12 shares of Common Stock held on the Record Date. Rights entitle a holder thereof (the "Rights Holder") to subscribe for the purchase from the Company of one share of Common Stock (the "Basic Subscription Privilege") at the subscription price (the "Subscription Price") of $14.00 per share of Common Stock.


     In lieu of fractional Rights, the aggregate number of Rights issued to a Record Date Holder has been rounded up to the next whole number. An aggregate number of up to 3,600,000 shares of Common Stock (the "Underlying Shares") will be sold in connection with the Offering. Subject to the proration described below, each Right also entitles any Rights Holder exercising the Basic Subscription Privilege in full to subscribe for additional Underlying Shares that may be available after satisfaction of all subscriptions pursuant to the Basic Subscription Privilege (the "Over-subscription Privilege"). Underlying Shares will be available for purchase pursuant to the Over-subscription Privilege only to the extent that there are Underlying Shares not subscribed for through the Basic Subscription Privilege. If the Underlying Shares not subscribed for through the Basic Subscription Privilege (the "Excess Underlying Shares") are not sufficient to satisfy all subscriptions pursuant to the Over-subscription Privilege, the Excess Underlying Shares will be allocated pro rata (subject to the elimination of fractional shares) among those Rights Holders exercising the Over-subscription Privilege based on the respective number of Underlying Shares purchased by such Rights Holders pursuant to the Basic Subscription Privilege. Any Underlying Shares not purchased pursuant to the Basic Subscription Privilege or Over-subscription Privilege will be purchased by the standby purchaser as provided in the Prospectus. The Subscription Price is payable in cash.


     The Rights will expire at 5:00 p.m., Eastern Time, on September 22, 2003 unless extended by the Company (the "Expiration Date"). It is anticipated that the rights will trade on the New York Stock Exchange (the "NYSE").


     The number of Rights to which you are entitled is printed on the face of your Rights Certificate. You should indicate your decision with regard to the exercise or transfer of your Rights by completing the appropriate form or forms on the reverse side of your Rights Certificate and returning the Rights Certificate to the Subscription Agent.

     UNLESS YOU UTILIZE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW, YOUR RIGHTS CERTIFICATE AND THE PAYMENT OF THE SUBSCRIPTION PRICE, INCLUDING FINAL CLEARANCE OF ANY UNCERTIFIED CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT AT OR BEFORE THE EXPIRATION DATE. YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT.

                            1.  THE SUBSCRIPTION AGENT

     The address and telephone and facsimile numbers of the Subscription Agent are as follows:

     BY MAIL:
         Securities Transfer Company
         P.O. Box 1906
         Cincinnati, Ohio 45201-1906

     BY HAND OR OVERNIGHT COURIER:
         Securities Transfer Company
         One East Fourth Street, 12th Floor
         Cincinnati, Ohio 45202

     TELEPHONE NUMBERS:
         (800) 368-3417 or (513) 579-2414

     FACSIMILE TRANSMISSION COPY NUMBER:
         (513) 287-8270 (Please Confirm by Telephone)

                            2.  SUBSCRIPTION PRIVILEGES.

     TO EXERCISE RIGHTS. To exercise your Rights, complete Form 1 of your Rights Certificate and send to the Subscription Agent your properly completed and executed Rights Certificate together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription and the Over-subscription Privilege. Payment of the Subscription Price must be made for the full number of Underlying Shares being subscribed for
(a) by check drawn upon a U.S. bank, or money order, in each case, payable to Securities Transfer Company, as Subscription Agent, or (b) by wire transfer of funds pursuant to instructions provided by the Subscription Agent. Such information may be obtained by contacting the Subscription Agent. The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or cashier's check drawn upon a U.S. bank or of any money order or (iii) receipt of collected funds in the Subscription Agent's account.

     IF PAYING BY UNCERTIFIED CHECK, PLEASE NOTE THAT THE FUNDS PAID THEREBY MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, RIGHTS HOLDERS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARS BEFORE THE EXPIRATION DATE AND ARE URGED TO CONSIDER IN THE ALTERNATIVE PAYMENT BY MEANS OF CERTIFIED CHECK, CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     If you exercise less than all of the Rights evidenced by your Rights Certificate by so indicating on Form 1 of your Rights Certificate, the Subscription Agent will either (i) issue to you a new Rights Certificate representing the remaining Rights, or (ii) if you so indicate on Form 2 of your Rights Certificate, issue a new Rights Certificate to a designated transferee. If no indication is made, the Subscription Agent will issue to you a new Rights Certificate evidencing the unexercised Rights. If you choose, however, to have a new Rights Certificate sent to you or a designated transferee, any such new Rights Certificate may not be received in sufficient time to permit you or the designated transferee to sell or exercise the Rights evidenced thereby. Moreover, a new Rights Certificate will be issued to a submitting Rights Holder upon the partial exercise of Rights only if the Subscription Agent receives a properly endorsed Rights Certificate no later than three business days prior to the Expiration Date. After such time and date, no new Rights Certificates will be issued.

     If you have not indicated the number of Rights being exercised, or if you have not forwarded full payment of the Subscription Price for the number of Rights that you have indicated that are being exercised, then you will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of Rights which may be exercised for the payment delivered by you and, to the extent that the payment delivered by you exceeds the product of the Subscription Price multiplied by the number of Rights evidenced by the Rights Certificates delivered by you (such excess being the "Subscription Excess"), you will be deemed to have exercised the Over-subscription Privilege to purchase, to the extent available, that number of whole Remaining Shares equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price and any amount remaining after such division shall be returned to you.

     TO EXERCISE RIGHTS THROUGH A NOMINEE. If you wish to have your bank, or broker or other nominee exercise some or all of your Rights, you must complete Forms 1 and 2 of your Rights Certificate, providing clear direction as to how many Rights are to be exercised. Banks, brokers and other nominees who exercise the Over-subscription Privilege on behalf of the beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, by delivery to the Subscription Agent of a Nominee Holder Over-subscription Certification in the form available from the Subscription Agent, the number of Rights as to which the Over-subscription Privilege are being exercised and the number of Underlying Shares thereby subscribed for by each beneficial owner of Rights on whose behalf such nominee holder is acting.

     TO EXERCISE RIGHTS IF RIGHTS CERTIFICATE MIGHT NOT PROPERLY REACH THE SUBSCRIPTION AGENT PRIOR TO THE EXPIRATION DATE. You may cause a written guarantee substantially in the form of Exhibit A to these Instructions (the "Notice of Guaranteed Delivery") from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), to be received by the Subscription Agent prior to the Expiration Date. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by your Rights Certificate and the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege and being subscribed for, if any, pursuant to the Over-subscription Privilege, and the Eligible Institution must guarantee the delivery to the Subscription Agent of your properly completed and executed Rights Certificate(s) evidencing those Rights and payment in full of the Subscription Price within three New York Stock Exchange trading days following the Expiration Date. If this procedure is followed, your Rights Certificate(s) and payment in full must be received by the Subscription Agent within three New York Stock Exchange trading days following the Expiration Date. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent.

                                 3. SIGNATURES.

     EXECUTION BY RIGHTS HOLDER. The signature on the Rights Certificate must correspond with the name of the Rights Holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company, must present to the Subscription Agent satisfactory evidence of their authority to so act.

     EXECUTION BY PERSON OTHER THAN RIGHTS HOLDER. If the Rights Certificate is executed by a person other than the Rights Holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the

Rights Certificate must accompany the same unless the Company dispenses with proof of authority.

     SIGNATURE GUARANTEES. Your signature need not be guaranteed by an Eligible Institution (as defined in paragraph 2) if your Rights Certificate (i) provides that the Underlying Shares to be issued pursuant to the exercise of the Rights represented thereby are to be issued to you or (ii) is submitted for the account of an Eligible Institution.

                             4. METHOD OF DELIVERY

     The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at your election and risk, but, if sent by mail, you are urged to send such materials by registered mail, properly insured, with return receipt requested, and are urged to allow a sufficient number of days to ensure delivery to the Subscription Agent and, if you are paying by uncertified check, the clearance of payment of the Subscription Price prior to the Expiration Date. Because uncertified checks may take at least five business days to clear, you are strongly urged to consider payment by means of certified check, cashier's check, money order or wire transfer.

              5. ISSUANCE AND DELIVERY OF STOCK CERTIFICATE, ETC.

     The following issuances, deliveries and payments will be made to you at the address shown on the face of your Rights Certificate unless you provide special payment, issuance or delivery instructions to the contrary by completing the applicable part of Form 3 of your Rights Certificate.

     As soon as practicable after the Expiration Date, the Subscription Agent will issue and mail in accordance with the instruction of the exercising Rights Holder, certificates representing Underlying Shares purchased pursuant to the Basic Subscription Privilege and Over-subscription Privilege, if any.

     As soon as practicable after the Expiration Date, the Subscription Agent will return by mail without interest or deduction to each Rights Holder exercising the Over-subscription Privilege any excess funds received in payment of the Subscription Price for Underlying Shares that were subscribed for by such Rights Holder but not allocated to such Rights Holder pursuant to the Over-subscription Privilege.

                         6. TO SELL OR TRANSFER RIGHTS.


     SALE OF RIGHTS THROUGH A BANK, BROKER OR OTHER NOMINEE. To sell or transfer all Rights evidenced by a Rights Certificate through your bank, broker or other nominee, so indicate on Form 2 of your Rights Certificate and deliver your properly completed and executed Rights Certificate to your bank or broker. Your Rights Certificate should be delivered to your bank or broker in sufficient time for the Rights to be sold. If Form 2 of your Rights Certificate is completed without designating a transferee, the Subscription Agent may thereafter treat the bearer of the Rights Certificate as the absolute owner of all of the Rights evidenced by such Rights Certificate for all purposes, and the Subscription Agent will not be affected by any notice to the contrary. Because your bank or broker cannot issue Rights Certificates, if you wish to sell less than all of the Rights evidenced by a Rights Certificate, either you or your bank or broker must instruct the Subscription Agent as to the action to be taken with respect to the Rights that are not to be sold, or you or your bank or broker must first have your Rights Certificate divided into Rights Certificates evidencing the appropriate numbers of Rights by following the instructions in Paragraph 7 below.

     TRANSFER OF RIGHTS TO A DESIGNATED TRANSFEREE. To sell or transfer all of your Rights to a transferee other than a bank or broker, you must complete Form 2 of your Rights Certificate in its entirety, execute the Rights Certificate and have your signature guaranteed by an Eligible Institution (as defined in Paragraph 2). A Rights Certificate that has been properly transferred in its entirety may be exercised by a new Rights Holder without having a new Rights Certificate issued. To exercise, or otherwise take action with respect to, such a transferred Rights Certificate, the new Rights Holder should deliver the Rights Certificate, together with payment of the applicable Subscription Price (with respect to the exercise of both the Basic Subscription Privilege and Over-subscription Privilege) and complete separate instructions signed by the new Rights Holder to the Subscription Agent in sufficient time to permit the Subscription Agent to take the desired action. Only the Subscription Agent can issue Rights Certificates. However, you may transfer a portion of the Rights evidenced by a single Rights Certificate (but not fractional Rights) by delivering to the Subscription Agent a Rights Certificate properly endorsed for transfer, with instructions to register that portion of the Rights indicated therein in the name of the transferee and to issue a new Rights Certificate to the transferee evidencing the transferred Rights. In that event, a new Rights Certificate evidencing the balance of the Rights will be issued to you or, if you so instruct, to an additional transferee. Alternatively, you may divide your Rights Certificate into Rights Certificates evidencing appropriate numbers of Rights for transfer by following the instructions in Paragraph 7 below.


     If you wish to transfer all or a portion of your Rights (but not fractional Rights), you should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) new Rights Certificates to be issued and transmitted to the transferee(s), with respect to transferred Rights, and to you with respect to retained Rights, if any, and (iii) the Rights evidenced by the new Rights Certificates to be exercised or sold by the recipients thereof. Such amount of time could range from two to ten business days, depending upon the method by which delivery of the Rights Certificates and payment is made and the number of transactions which you instruct the Subscription Agent to effect. Neither the Company nor the Subscription Agent will have any liability to a transferee or transferor of Rights if Rights Certificates are not received in time for exercise or sale prior to the Expiration Date.

                       7. TO DIVIDE A RIGHTS CERTIFICATE.

     To have your Rights Certificate divided into two or more Rights Certificates, evidencing the same aggregate number of Rights, send your Rights Certificate, together with complete separate instructions (including specification of the denominations into which you wish your Rights to be divided) signed by you, to the Subscription Agent, allowing a sufficient amount of time for new Rights Certificates to be issued and returned so that they can be used prior to the Expiration Date. Alternatively, you may ask a bank or broker to effect such actions on your behalf. Your signature must be guaranteed by an Eligible Institution (as defined in paragraph 2) if any of the new Rights Certificates are to be issued in a name other than that in which the original Rights Certificate was issued. Rights Certificates may not be divided into fractional Rights, and any instruction to do so will be rejected. As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you or your transferee may not receive such new Rights Certificates in time to enable the Rights Holder to complete a sale or exercise by the Expiration Date. Neither the Company nor the Subscription Agent will be liable to either a transferor or transferee for any such delays.

            8. SPECIAL PROVISIONS RELATING TO THE DELIVERY OF RIGHTS
                     THROUGH THE DEPOSITORY TRUST COMPANY.

     In the case of Rights that are held of record through The Depository Trust Company ("DTC"), exercises of the Basic Subscription Privilege (but not the Over-subscription Privilege) may be effected by instructing DTC to transfer Rights (such Rights being "DTC Rights") from the DTC account of the Rights Holder to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each Unit subscribed for pursuant to the Basic Subscription Privilege. The Over-subscription Privilege in respect of DTC Rights may not be exercised through DTC. The holder of DTC Rights may exercise the Over-subscription Privilege in respect thereof by properly executing and delivering to the Subscription Agent, at or prior to the Expiration Date, a DTC Participant Over-subscription Exercise Form, in the form available from the Subscription Agent, together with payment of the appropriate Subscription Price for the number of Remaining Shares for which the Over-subscription Privilege is exercised.

     If a Notice of Guaranteed Delivery relates to Rights with respect to which exercise of the Basic Subscription Privilege will be made through DTC and such Notice of Guaranteed Delivery also relates to the exercise of the Over-subscription Privilege, a DTC Participant Over-subscription Exercise Form must also be received by the Subscription Agent in respect of such exercise of the Over-subscription Privilege at or prior to the Expiration Date.

                             9. TRANSFER OF TAXES.

     Except for the fees charged by the Subscription Agent, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise or Rights will be for the account of the Rights Holder, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

                              10. IRREGULARITIES.

     All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Rights Certificates will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines, in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Rights Certificates or incur any liability for failure to give such notification. The Company reserves the right to reject any exercise if such exercise is not in accordance with the terms of the Offering or not in proper form or if the acceptance thereof or the issuance of shares of Common Stock pursuant thereto could be deemed unlawful.

                                    ---X---

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses payable by Great American Financial Resources, Inc. (the "Registrant") in connection with the registration of the securities offered hereby are as follows:

SEC filing fee*..........................................         $  4,142
Printing and engraving expenses..........................           50,000
Legal fees and expenses..................................           50,000
Accounting fees and expenses.............................           50,000
Miscellaneous............................................           95,858
Total                                                             $250,000
                                                                  ========

----------
* Actual. Other expenses are estimated.



ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("DGCL") provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officer against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters at issue, they acted in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interest of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful.
Section 145 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and without negligence or misconduct in the performance of their duties to the corporation. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

         Article VII of the Registrant's By-Laws provides for indemnification of directors and officers similar to that provided in Section 145 of DGCL.

         Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Article Ninth of the Registrant's Certificate of Incorporation eliminates the liability of directors to the extent permitted by
Section 102(b)(7) of the DGCL.

         American Financial Group, Inc. ("AFG"), the beneficial owner of approximately 82% of the Registrant's outstanding common stock, maintains, at AFG's expense, Directors and Officers Liability and Company Reimbursement Liability Insurance, and the Registrant pays a portion of the premium. The Directors and Officers Liability portion of such policy covers all directors and officers of AFG and of the companies, including the Registrant, which are, directly or indirectly, more than 50% owned by AFG. The policy provides for payment on behalf of the directors and officers, up to the policy limits and after expenditure of a specified deductible, of all Loss (as defined) from claims made against them during the policy period for defined wrongful acts, which include errors, misstatements or misleading statements, acts or omissions and neglect or breach of duty by directors and officers in the discharge of their individual or collective duties as such. The insurance includes the cost of investigations and defenses, appeals and bonds and settlements and judgments, but not fines or penalties imposed by law. The insurance does not cover any claims arising out of acts alleged to have been committed prior to October 24, 1978. The insurer limit of liability under the policy is $175,000,000 in the aggregate for all losses each year subject to certain individual and aggregate deductibles. The policy contains various exclusions and reporting requirements.

ITEM 16.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT
NUMBER                             DESCRIPTION OF DOCUMENT
    4*        Form of Rights Certificate

    5*        Opinion of Keating, Muething & Klekamp, P.L.L.

    8*        Opinion Regarding Tax Matters

 23.1*        Consent of Keating, Muething & Klekamp, P.L.L. (contained in Exhibits 5 and 8)

 23.2         Consent of Ernst & Young LLP

   24*        Powers of Attorney (contained on the signature page)

 99.1*        Form of Instructions for Use of Subscription Rights Certificates (included as Annex
              A to the prospectus)

 99.2*        Form of Letter to Stockholders who are record holders

 99.3*        Form of Letter to Stockholders with Addresses Outside the United States and Canada or APO or FPO Addresses

 99.4*        Form of Letter to Nominee Holders

 99.5*        Form of Certification and Request for Additional Rights

 99.6*        Form of Nominee Holder Oversubscription Certification

 99.7*        Form of Letter from Nominee Holders to Beneficial Owners

 99.8*        Form of Notice of Guaranteed Delivery

 99.9*        Form of DTC Participant Oversubscription Exercise Form



* Previously filed.



ITEM 17.          UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         1 to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         2. to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         3. to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cincinnati, State of Ohio, as of the 18th day of August, 2003.


                                        GREAT AMERICAN FINANCIAL RESOURCES, INC.

                                        By:  Mark F. Muething
                                           -------------------------------------
                                             Mark F. Muething
                                             Executive Vice President and
                                             General Counsel




         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       Signature                                           Capacity                                  Date
       ---------                                           --------                                  ----
       *                                      Chairman of the Board of Directors                August 18, 2003
----------------------
Carl H. Lindner

       *                                      Chief Executive Officer and Director              August 18, 2003
----------------------                        (Principal Executive Officer)
S. Craig Lindner

       *                                      Director                                          August 18, 2003
----------------------
Robert A. Adams

        *                                     Director                                          August 18, 2003
----------------------
Ronald G. Joseph

        *                                     Director                                          August 18, 2003
----------------------
John T. Lawrence III

        *                                     Director                                          August 18, 2003
----------------------
William R. Martin

        *                                     Director                                          August 18, 2003
----------------------
Charles R. Scheper

        *                                     Director                                          August 18, 2003
----------------------
 Ronald W. Tysoe

        *                                     Executive Vice President and Chief                August 18, 2003
----------------------                        Financial Officer (Principal Financial
Christopher P. Miliano                         Officer and Principal Accounting Officer)

*By: /s/ Mark F. Muething                     Attorney-in-fact                                  August 18, 2003
    -------------------------
    Mark F. Muething
